EXHIBIT 11.1
                       RIMAGE CORPORATION AND SUBSIDIARIES
              COMPUTATION OF NET EARNINGS PER SHARE OF COMMON STOCK


Basic net earnings per common share is determined by dividing net earnings by the weighted average number of shares of common stock outstanding, unless the result is anti-dilutive. Diluted net earnings per common share is determined by dividing net earnings by the weighted average number of shares of common stock and common share equivalents outstanding, unless the result is anti-dilutive. The following is a summary of the weighted average common shares outstanding and common share equivalents:

                                        Three months ended          Nine months ended
                                           September 30,              September 30,
                                        1998          1997          1998         1997
                                     ----------    ----------    ----------    ----------
Shares outstanding at
  beginning of period                 3,159,871     3,084,500     3,091,302     3,084,500

Common stock issued in stock
     option exercise                     77,128         5,335       145,697         5,335
                                     ----------    ----------    ----------    ----------

Shares outstanding at
     end of period                    3,236,999     3,089,835     3,236,999     3,089,835
                                     ==========    ==========    ==========    ==========

   Weighted average shares
     of common stock outstanding      3,218,632     3,085,701     3,151,921     3,084,905
                                     ==========    ==========    ==========    ==========

Common stock equivalents                889,797       764,599       889,797       764,599

   Weighted average shares of
     common stock equivalents           512,643       198,024       462,221       139,222
                                     ==========    ==========    ==========    ==========

Weighted average shares of
   common stock and
   stock equivalents                  3,731,275     3,283,725     3,614,142     3,224,127
                                     ==========    ==========    ==========    ==========

Net earnings                         $1,672,724    $  526,435    $3,723,734    $  947,515
                                     ==========    ==========    ==========    ==========

   Basic net earnings per share      $     0.52    $     0.17    $     1.18    $     0.31
                                     ==========    ==========    ==========    ==========

   Diluted net earnings per share    $     0.45    $     0.16    $     1.03    $     0.29
                                     ==========    ==========    ==========    ==========